Exhibit 9

AGREEMENT

March 27, 2020

Reference is made to that certain Cooperation Agreement (as amended, the “Cooperation Agreement”) by and among SoftVest Advisors, LLC (“SoftVest”), Horizon Kinetics LLC (“Horizon”), Tessler Family Limited Partnership (“TFLP”), and ART-FGT Family Partners Limited (“ART-FGT” and together with TFLP, the “Tessler Parties”) (collectively, the “Parties” and each, a “Party”).  Each of the Parties hereby mutually agree to terminate the Cooperation Agreement with respect to the Tessler Parties, effective immediately (the “Tessler Withdrawal”).

The undersigned Tessler Parties hereby wish to withdraw from the Cooperation Agreement and upon countersignature from SoftVest and Horizon, such withdrawal shall immediately become effective.  Upon such withdrawal, the undersigned Tessler Parties will no longer have any agreement, arrangement or understanding whatsoever with SoftVest or Horizon with respect to the acquisition, holding, voting or disposition of securities of Texas Pacific Land Trust (“TPL”).  Furthermore, upon such withdrawal, SoftVest and Horizon may vote or dispose of any securities of Texas Pacific Land Trust that they may beneficially own in their sole discretion, subject to any contractual obligations each may have to other third parties or to each other (including pursuant to the Cooperation Agreement).

The Cooperation Agreement shall otherwise remain in full force and effect between Horizon and SoftVest.  For the avoidance of doubt, Sections 6(d), 7, 8 and 9 of the Cooperation Agreement shall survive the withdrawal by the undersigned.

The Tessler Parties acknowledge that notwithstanding such withdrawal, the Tessler Parties may be subject to ongoing obligations to TPL under the Settlement Agreement dated July 30, 2019, as amended.

Sincerely,

ART-FGT FAMILY PARTNERS LIMITED

By:	TESSLER FMC LLC, its general partner

By:	/s/ Andrea Tessler
Name: Andrea Tessler
Title: Manager

TESSLER FAMILY LIMITED PARTNERSHIP

By:	APRES VOUS LLC, its general partner

By:	/s/ Andrea Tessler
Name: Andrea Tessler
Title: Manager

Accepted and agreed:

HORIZON KINETICS LLC

By:	/s/ Jay Kesslen
Name: Jay Kesslen
Title: General Counsel

SOFTVEST ADVISORS, LLC

By:	/s/ Eric Oliver
Name: Eric L. Oliver
Title: President